EXHIBIT 99.1

Superconductor Technologies Reports Second Quarter 2019 Results

AUSTIN, Texas, Aug. 13, 2019 (GLOBE NEWSWIRE) -- Superconductor Technologies Inc. (STI) (Nasdaq: SCON) reported financial results for the three and six months ended June 29, 2019.

Jeff Quiram, STI’s president and CEO, stated, “In the second quarter, we received initial orders for our Conductus® high performance magnet wire from several customers, including the Institute for Plasma Research, India, (IPR), which we’ve previously announced, and a startup company that is planning to disrupt the fusion market with a low-cost, high-density fusion system. We are encouraged by the traction we are gaining expanding our customer base to multiple companies. This growth is in part driven by the increasing number of companies entering the fusion system market.

“In the second quarter, we also identified and implemented process improvements to prepare for our ramp to high-volume manufacturing. Subsequent to quarter end, we started delivering initial quantities of our wire against existing orders. Many industry experts believe high performance magnet wire will enable next generation Tokamak devices, addressing a significant existing barrier to future commercialization. To that end, our expectation is to ship 10s of kilometers of wire later this year as we ramp toward supporting our superconducting magnet customers' need for 1000s of kilometers of wire starting in the next few years.

“As we prepare for the second half of 2019, in conjunction with project partners TECO Westinghouse Motor Company, Massachusetts Institute of Technology, and the University of North Texas, we anticipate beginning in the fourth quarter Phase 2 of our Department of Energy project, which is focused on the deployment of components for Next Generation Electrical Machines. This effort has significant synergies with our commercial goal of ramping capacity of best in class 2G HTS wire for superconducting magnet applications.”

Second Quarter Financial Summary
STI did not record net revenues in the second quarter of 2019, compared to $793,000 in the second quarter of 2018, which came from work done in the first budget period of the company’s ongoing Department of Energy (DOE) Next Generation Electrical Machine project. STI has not yet started the second budget period of the DOE project.

Net loss for the second quarter 2019 was $2.6 million, or a loss of $0.57 per share, compared to a net loss of $1.5 million, or a loss of $1.24 per share for the second quarter of 2018.

STI did not record total net revenues for the six-month period ending June 29, 2019, compared to $1.0 million for the six-month period ending June 30, 2018. The net loss for the first half of 2019 was $4.9 million, or $1.25 per share, compared to $3.7 million, or $3.17 per share in the first half of 2018.

Please note: share and per share data for both periods are adjusted for the 1-for-10 reverse stock split effective on July 24, 2018.

As of June 29, 2019, STI had $2.5 million in cash and cash equivalents.

On May 23, 2019, STI generated gross proceeds of approximately $1.7 million from a public offering.

Investor Conference Call
STI will host a conference call and simultaneous webcast today, August 13th, at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time to discuss its results. To listen to the call live, please dial 1-866-548-4713 at least 10 minutes before the start of the conference. International participants may dial 1-323-794-2093. The conference ID is 2516200.  The call will be webcast and can be accessed from the “Investor Relations” section of the company’s website. A telephone replay will be available until midnight ET on August 20th by dialing 1-844-512-2921 or 1-412-317-6671, and entering pass code 2516200. A replay will also be available at the web address above.

About Superconductor Technologies Inc. (STI)
Superconductor Technologies Inc. is a global leader in superconducting innovation. Its Conductus® superconducting wire platform offers high performance, cost-effective and scalable superconducting wire. With 100 times the current carrying capacity of conventional copper and aluminum, superconducting wire offers zero resistance with extreme high current density. This provides a significant benefit for electric power transmission and also enables much smaller or more powerful magnets for motors, generators, energy storage and medical equipment. Since 1987, STI has led innovation in HTS materials, developing more than 100 patents as well as proprietary trade secrets and manufacturing expertise. For more than 20 years STI utilized its unique HTS manufacturing process for solutions to maximize capacity utilization and coverage for Tier 1 telecommunications operators. Headquartered in Austin, TX, Superconductor Technologies Inc.'s common stock is listed on the NASDAQ Capital Market under the ticker symbol “SCON.” For more information about STI, please visit http://www.suptech.com.

Safe Harbor Statement
Statements in this press release regarding our business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors, which could cause actual results to differ materially from the forward-looking statements. These factors and uncertainties include, but are not limited to: our limited cash and a history of losses; our need to materially grow our revenues from commercial operations and/or to raise additional capital (which financing may not be available on acceptable terms or at all) in the very near future, before cash reserves are depleted (which reserves are expected to be sufficient into the third quarter of 2019), to implement our current business plan and maintain our viability; the performance and use of our equipment to produce wire in accordance with our timetable; overcoming technical challenges in attaining milestones to develop and manufacture commercial lengths of our HTS wire; the possibility of delays in customer evaluation and acceptance of our HTS wire; the limited number of potential customers and customer pressures on the selling prices of our products; the limited number of suppliers for some of our components and our HTS wire; there being no significant backlog from quarter to quarter; our market being characterized by rapidly advancing technology; the impact of competitive products, technologies and pricing; manufacturing capacity constraints and difficulties; the impact of any financing activity on the level of our stock price; the dilutive impact of any issuances of securities to raise capital; the steps required to maintain the listing of our common stock with a U.S. national securities exchange and the impact on the liquidity and trading price of our common stock if we fail to maintain such listing; the cost and uncertainty from compliance with environmental regulations; and local, regional, and national and international economic conditions and events and the impact they may have on us and our customers.

Forward-looking statements can be affected by many other factors, including, those described in the "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of STI's Annual Report on Form 10-K for the year ended December 31, 2018, and in STI's other public filings. These documents are available online at STI's website, www.suptech.com, or through the SEC's website, www.sec.gov. Forward-looking statements are based on information presently available to senior management, and STI has not assumed any duty to update any forward-looking statements.

Investor Relations Contact
Moriah Shilton or Kirsten Chapman
LHA      +1-415-433-3777       invest@suptech.com

SUPERCONDUCTOR TECHNOLOGIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 29, 2019	June 30, 2018	June 29, 2019	June 30, 2018

Government contract revenues	$-	$793,000	$-	$1,039,000
Total revenues	-	793,000	-	1,039,000

Costs and expenses:
Cost of commercial product revenues	876,000	368,000	1,746,000	1,007,000
Cost of government contract revenues	10,000	551,000	17,000	734,000
Research and development	628,000	413,000	1,253,000	990,000
Selling, general and administrative	1,094,000	1,006,000	1,955,000	2,047,000

Total costs and expenses	2,608,000	2,338,000	4,971,000	4,778,000

Loss from operations	(2,608,000)	(1,545,000)		(3,739,000)

Other Income and Expense:

Adjustments to fair value of warrant derivatives	-	16,000	-	49,000
Adjustment to warrant exercise price	-	-	-	(24,000)
Other income	17,000	7,000	45,000	14,000

Net loss	$(2,591,000)	$(1,522,000)	$(4,926,000)	$(3,700,000)

Basic and diluted net loss per common share	$(0.57)	$(1.24)	$(1.25)	$(3.17)

Basic and diluted weighted average number of common shares outstanding	4,510,832	1,228,270	3,926,287	1,165,546

SUPERCONDUCTOR TECHNOLOGIES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 29,	December 31,
	2019	2018
	(Unaudited)	(See Note)
ASSETS

Current Assets:
Cash and cash equivalents	$2,468,000	$5,616,000
Inventories, net	202,000	173,000
Prepaid expenses and other current assets	215,000	61,000
Total Current Assets	2,885,000	5,850,000

Property and equipment, net of accumulated depreciation of
$12,620,000 and $12,172,000, respectively	561,000	1,009,000
Patents, licenses and purchased technology, net of accumulated amortization
of $1,048,000 and $1,026,000, respectively	664,000	686,000
Operating lease assets	445,000	-
Other assets	69,000	69,000
Total Assets	$4,624,000	$7,614,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$319,000	$313,000
Accrued expenses	565,000	539,000
Current operating lease liabilities	439,000	-
Total Current Liabilities	1,323,000	852,000
Long term operating lease liabilities	6,000	-
Other long term liabilities	8,000	17,000
Total Liabilities	1,337,000	869,000

Stockholders’ Equity:
Preferred stock, $.001 par value, 2,000,000 shares authorized,
328,925 and 330,787 shares issued and outstanding, respectively	-	-
Common stock, $.001 par value, 250,000,000 shares authorized,
5,502,609 and 3,270,609 shares issued and outstanding, respectively	6,000	3,000
Capital in excess of par value	327,951,000	326,486,000
Accumulated deficit	(324,670,000)	(319,744,000)
Total Stockholders' Equity	3,287,000	6,745,000
Total Liabilities and Stockholders' Equity	$4,624,000	$7,614,000

Note – December 31, 2018 balances were derived from audited financial statements.

SUPERCONDUCTOR TECHNOLOGIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Six Months Ended
	June 29, 2019	June 30, 2018

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,926,000)	$(3,700,000)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation and amortization	469,000	551,000
Stock-based compensation expense	47,000	30,000
Adjustments to fair value of warrant derivatives	-	(49,000)
Adjustment to warrant exercise price	-	24,000
Changes in assets and liabilities:
Accounts receivable	-	(406,000)
Inventories	(29,000)	(50,000)
Prepaid expenses and other current assets	(153,000)	(126,000)
Patents and licenses	-	(1,000)
Accounts payable, accrued expenses and other current liabilities	(23,000)	19,000
Net cash used in operating activities	(4,569,000)	(3,708,000)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	-	(5,000)
Net cash used in investing activities	-	(5,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from the sale of common stock	1,421,000	1,700,000
Net cash provided by financing activities	1,421,000	1,700,000

Net decrease in cash and cash equivalents	(3,148,000)	(2,013,000)
Cash and cash equivalents at beginning of period	5,616,000	3,056,000
Cash and cash equivalents at end of period	$2,468,000	$1,043,000